Exhibit 5.1

mwe.com

June 2, 2022

HEALTHCARE TRUST OF AMERICA, INC.

16435 N. Scottsdale Road, Suite 320

Scottsdale Arizona 85254

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Maryland counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 151,605,443 shares (the “Shares”) of class A common stock, $0.01 par value per share, of the Company (“Common Stock”), in connection with the Agreement and Plan of Merger, dated as of February 28, 2022 (the “Merger Agreement”), by and among the Company, Healthcare Trust of America Holdings, LP, a Delaware limited partnership, Healthcare Realty Trust Incorporated, a Maryland corporation, and HR Acquisition 2, LLC, a Maryland limited liability company and a wholly-owned subsidiary of the Company. This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.    The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2.    The Fourth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

3.    Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the transactions contemplated under the Merger Agreement and the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;

4.    The Merger Agreement, certified as of the date hereof by an officer of the Company;

5.    A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

6.    A certificate executed by an officer of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding.

4.    All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.    The Company will issue the Shares in accordance with the resolutions of the Board and, prior to the issuance of any shares of Common Stock, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock. As of the date hereof, the Company has available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock for the issuance of the Shares.

6.    The Company does not intend to issue certificates representing the Shares. The Company will send in writing to each stockholder of the Company the information required by the Charter and the Bylaws and the information as contemplated by Section 2-210(c) of the Maryland General Corporation Law (the “MGCL”) for any Shares to be issued, on request by a stockholder of the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, following the effectiveness of the Registration Statement and upon issuance and delivery of the Shares as contemplated by the resolutions of the Board and pursuant to the terms of the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

MCDERMOTT WILL & EMERY LLP

/s/ McDermott Will & Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.